Exhibit 10.13

EXECUTION VERSION

ROYAL BANK OF CANADA RBC CAPITAL MARKETS 200 Vesey Street New York, New York 10281	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

CONFIDENTIAL

May 31, 2017

FGL US Holdings Inc.

c/o CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

Attention: Douglas Newton

c/o Blackstone Tactical Opportunities Fund II L.P. (together with its affiliates, “Blackstone”)
345 Park Avenue
New York, New York 10154
Attention: Jonathan Kaufman

Project Floyd
Amended and Restated Commitment Letter

Ladies and Gentlemen:

This Commitment Letter (as defined below) amends, restates and supersedes in its entirety that certain commitment letter dated May 24, 2017 (the “Original Commitment Letter Date”) (the “Original Commitment Letter”), among Royal Bank of Canada (“RBC”), RBC Capital Markets, LLC1 (acting through such of its affiliates or branches as it deems appropriate, “RBCCM”) and you.

You have advised each of RBC, RBCCM, Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) (collectively, “we” or “us”) that Parent (as defined below) or a new U.S. entity formed at the direction of CF Corporation and/or its affiliates and Blackstone Tactical Opportunities Fund II L.P. and/or its affiliates (each, a “Sponsor”, and collectively, the “Sponsors”), intends to acquire, directly or indirectly, the company previously identified to us and code-named “Floyd” (the “Company”) and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto.

1 RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

1.	Commitments.

In connection with the Transactions, each of RBC and Bank of America is pleased to advise you of its several, but not joint, commitment to provide 50% and 50%, respectively, of the Senior Bridge Facility (RBC and Bank of America, each an “Initial Lender”, and collectively the “Initial Lenders”), in each case, upon the terms and subject to the conditions set forth or referred to in this amended and restated commitment letter (together with the Term Sheets, this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that (a) each of RBCCM and MLPFS will act as joint lead arrangers (in such capacity, the “Lead Arrangers”) and as a joint bookrunners for the Senior Bridge Facility; and (b) RBCCM will act as administrative agent for the Senior Bridge Facility (the “Bridge Administrative Agent” or the “Administrative Agent”). It is further agreed that RBCCM will appear on the top left of the cover page of any marketing materials for the Senior Bridge Facility, and in each case will hold the roles and responsibilities conventionally understood to be associated with such name placement. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid or titles awarded, in each case, in connection with the Senior Bridge Facility unless you and the “lead left” arranger shall so agree.

3.	Syndication.

The Commitment Parties reserve the right, prior to or after the execution of the Senior Bridge Loan Documents (as defined below), to syndicate all or a portion of each Commitment Party’s commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Commitment Parties in consultation with you and reasonably acceptable to you (with such consent not to be unreasonably withheld or delayed), including any relationship lenders designated by you in consultation with the Commitment Parties (together with the Initial Lenders, the “Lenders”); provided that, notwithstanding each Commitment Party’s right to syndicate the Senior Bridge Facility and receive commitments with respect thereto, no Commitment Party may assign all or any portion of its commitments hereunder until after the Closing Date and, unless you agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. Notwithstanding the foregoing, the Commitment Parties will not syndicate to those banks, financial institutions and other institutional lenders and competitors of the Bermuda Borrower or the Company and any of their respective subsidiaries separately identified in writing by you or the Sponsors to us prior to the date hereof, or with respect to competitors of the Bermuda Borrower or Company, separately identified in writing by you or the Sponsors to us after the date hereof (the foregoing, in each case inclusive of any affiliates thereof that are reasonably identifiable by name (other than a bona-fide debt fund), collectively, “Disqualified Lenders”). Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Initial Lenders’ commitments hereunder are not subject to commencement or completion of syndication of the Senior Bridge Facility.

2

The Commitment Parties intend to commence syndication efforts promptly after your acceptance of this Commitment Letter and as part of their syndication efforts, it is the Commitment Parties’ intent to have Lenders commit to the Senior Bridge Facility prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Commitment Parties in completing a timely syndication that is reasonably satisfactory to them and you until the date that is the earlier of (a) 45 days after the Closing Date and (b) the later of the Closing Date and the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors and the Bermuda Borrower and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Company, (b) direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to arrange for direct contact between senior management, representatives and advisors of the Sponsors and the Bermuda Borrower and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Company) and the proposed Lenders at times and locations mutually agreed upon, (c) your assistance (and your using commercially reasonable efforts to cause the Sponsors and the Bermuda Borrower and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Company to assist) in the preparation, at least 12 consecutive business days prior to the Closing Date (or such shorter period ending upon the issuance of the Senior Notes), of customary confidential information memoranda (“Confidential Information Memoranda”) for the Senior Bridge Facility (all of which shall be in form and substance consistent with confidential information memoranda in recent transactions sponsored by Blackstone) and other customary marketing materials to be used in connection with the syndications (including (i) historical and pro forma financial statements of the Company and (ii) pro forma financial statements of the Bermuda Borrower, in each case, included in such marketing materials), and, at the request of the Commitment Parties, the preparation of versions of the Confidential Information Memoranda that do not contain material non-public information concerning the Company, its subsidiaries or their securities for purposes of United States federal and state securities laws (and that do not contain information concerning the Bermuda Borrower that would be material if the Bermuda Borrower was a public reporting company (as determined by the Borrowers in good faith)), (d) using your commercially reasonable efforts to procure prior to the launch of syndication of the Senior Bridge Facility public corporate ratings (but no specific ratings) for each Borrower (as defined in Exhibit C) and public ratings (but no specific ratings) for the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (e) the hosting, with the Commitment Parties, of one or more meetings (or, if agreed to by the Lead Arrangers, conference calls in lieu thereof) with prospective Lenders at times and, if applicable, locations to be mutually agreed upon. During the primary syndication of the Senior Bridge Facility on or prior to the Syndication Date, (i) you will ensure, and will use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to cause the Company to ensure that there will not be any competing issues of debt securities or syndicated credit facilities of you, the Bermuda Borrower, the Company or any of your or their respective subsidiaries (other than the Senior Bridge Facility, the Senior Notes or any debt securities issued in lieu of the Senior Notes and the solicitations of waivers and/or consents in connection with any of the Proposed Amendments) being offered, placed or arranged that would materially and adversely impair the primary syndication of the Senior Bridge Facility (it being understood that replacements, extensions and renewals of existing indebtedness of the Company or the Bermuda Borrower and their respective subsidiaries, indebtedness of the Company and its subsidiaries incurred in the ordinary course of business, including short term debt for working capital, capital leases, purchase money debt, equipment financings, other debt to be mutually agreed and any indebtedness of the Company and its subsidiaries permitted under the Acquisition Agreement as in effect on the date hereof (which, for the avoidance of doubt, permits incurrences of indebtedness under the Company Existing Credit Agreement) shall not be subject to this clause (i) and (ii) you agree to use your commercially reasonable efforts to prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and the Bermuda Borrower and, in all instances not in contravention of the terms of the Acquisition Agreement, the Company to provide) promptly to the Commitment Parties all available customary information with respect to you, the Bermuda Borrower, the Company and each of your and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections relating to the Bermuda Borrower or the Company and their respective subsidiaries (such projections, together with any financial estimates, forecasts and other forward-looking information, the “Projections”), as the Commitment Parties may reasonably request. For the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation or any obligation of confidentiality binding you, , the Bermuda Borrower, the Company or your or their respective affiliates (provided that in the case of any confidentiality obligation, (x) you shall have used commercially reasonable efforts to obtain consent to provide such information and (y) such obligation was not entered into in contemplation of this provision; provided, further, that you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) neither the obtaining of the ratings referenced above, nor the completion of a Confidential Information Memoranda and other marketing materials (including (x) historical and pro forma financial statements of the Company and (y) pro forma financial statements of the Bermuda Borrower) at least 12 consecutive business days prior to the Closing Date, nor the compliance with any of the other provisions set forth in clauses (a) through (e) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date or any time thereafter and (ii) neither the commencement nor the completion of the syndication of the Senior Bridge Facility shall constitute a condition precedent to the Closing Date.

3

The Commitment Parties will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached (with your consent not to be unreasonably withheld and excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant that (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder or the funding of the Senior Bridge Facility on the Closing Date) (a) (with respect to the Company and its subsidiaries, to the best of your knowledge) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or general industry nature, the “Information”) that have been or will be made available to the Commitment Parties by you, the Bermuda Borrower or the Sponsors or any of your or their respective representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Commitment Parties by you, the Bermuda Borrower, the Company, the Sponsors or any of your or their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and furnished; it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly (or prior to the Closing Date with respect to Information or Projections concerning the Company and its subsidiaries, you will use commercially reasonable efforts to) supplement the Information and the Projections so that (to the best of your knowledge, with respect to the Company and its subsidiaries) such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Senior Bridge Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, either Borrower, the Company or any other party or to advise or opine on any related solvency issues.

4

You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or their respective securities) (each, a “Public Lender”). You hereby acknowledge that the Commitment Parties will make available Information, Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Senior Bridge Facility to the proposed syndicate of Lenders, by posting the Information and Projections on IntraLinks, SyndTrak Online, Debtdomain, Roadshow Access or similar electronic means (collectively, the “Platform”). At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of each Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of each Confidential Information Memorandum will consist exclusively of information and documentation that is either publicly available (or could be derived from such available information) or not material with respect to the Company, its subsidiaries or their respective securities for purposes of United States federal and state securities laws or, with respect to either Borrower, that is of the type that would be publicly available (or could be derived from such available information) or not material if such Borrower were a public reporting company (as determined by the Borrowers in good faith). It is understood that in connection with your assistance described above, (a) a customary authorization letter (in form substantially similar to authorization letters delivered by companies sponsored by Blackstone) will be included in each Confidential Information Memorandum that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders, contains customary representations confirming that the public-side version does not include material non-public information about the Company, its subsidiaries or their respective securities, and exculpates us, you, each Borrower, each Sponsor, the Company and your and their respective affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients; (b) the public information shall include the following information except to the extent you notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements (and such public information is permitted to be made available to all prospective Lenders, including through a Platform designated “Public Lenders”): (i) drafts and final definitive documentation with respect to the Senior Bridge Facility, including term sheets, (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting or call invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Senior Bridge Facility; (c) at our request, you shall identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (d) we shall be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated for Public Lenders.

5.	Fees.

As consideration for the commitment of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the amended and restated fee letter dated the date hereof and delivered herewith with respect to the Senior Bridge Facility (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

5

6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder and the Lead Arrangers’ agreement to perform the services described herein are subject only to (a) the execution and delivery by the Borrowers (and Guarantors, as applicable) to the Bridge Administrative Agent of the Facilities Documentation which shall be consistent with the Senior Bridge Term Sheet and the Documentation Principles and shall be subject to the Limited Conditionality Provisions (as defined below) and (b) (i) the conditions set forth in Exhibit C under the heading titled “Conditions Precedent to Senior Bridge Loans” and (ii)  the conditions set forth in Exhibit D (clauses (a) and (b) collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Senior Bridge Loan Documents) other than the Funding Conditions that are expressly stated to be conditions to the initial funding under the Senior Bridge Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Senior Bridge Facility shall occur).

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (i) the only representations and warranties the making of which shall be a condition to availability of the Senior Bridge Facility on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or such affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof and without liability to any of you), as a result of a breach of such representations and warranties (the “Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Senior Bridge Loan Documents and the Closing Deliverables shall be in a form such that they do not impair the availability of the Senior Bridge Facility on the Closing Date if the conditions expressly set forth in this paragraph, in Exhibit D and under the heading “Conditions Precedent to Senior Bridge Loans” in Exhibit C are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers (after giving effect to the Acquisition) set forth in the Senior Bridge Loan Documents relating to corporate or other organizational existence of the Borrowers and the Guarantors; organizational power and authority of the Borrowers and the Guarantors (as to execution, delivery and performance of the Facilities Documentation); the due authorization, execution and delivery by the Borrowers and the Guarantors of the Facilities Documentation; enforceability of the Facilities Documentation against the Borrowers and the Guarantors; Federal Reserve margin regulations; the Investment Company Act; no conflicts of the Facilities Documentation (limited to the execution, delivery and performance of the Facilities Documentation, incurrence of the indebtedness thereunder and the granting of the guarantees in respect thereof) with charter documents of the Borrowers or any Guarantor; solvency as of the Closing Date (after giving effect to the Transactions) of Bermuda Co and its subsidiaries on a consolidated basis (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit D); PATRIOT ACT; and use of the proceeds of the Senior Bridge Facility not violating OFAC. This Section 6 in its entirety shall be referred to herein as the “Limited Conditionality Provision”.

6

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties and each of their respective affiliates and controlling persons and the respective officers, directors, employees, successors, partners, agents, advisors and representatives of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Transactions or the Senior Bridge Facility, or any claim, litigation, investigation or proceeding (any of the foregoing, an “Action”) relating to any of the foregoing and regardless of whether brought by you or any of your affiliates or any other person or against any person, including the Company, its subsidiaries and their respective security holders and its other affiliates, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable legal (limited to one counsel for all Indemnified Persons, taken as a whole, and, if reasonably necessary, a single local counsel to all Indemnified Persons, taken as a whole, in each relevant material jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing under this Commitment Letter, the Fee Letter or the Senior Bridge Loan Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Senior Bridge Facility and other than any claims arising out of any act or omission on the part of you or your affiliates, and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses (including but not limited to out-of-pocket expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets (and you acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto) and, if necessary, of a single local counsel to the Commitment Parties in each relevant material jurisdiction), in each case incurred in connection with the Senior Bridge Facility and the preparation of this Commitment Letter, the Fee Letter and the Senior Bridge Loan Documents (collectively, the “Expenses”); provided, that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from (in each case as finally determined by a court of competent jurisdiction in a final and non-appealable judgment) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents, advisors or representatives of any of the foregoing, and (ii) neither (x) any Indemnified Person, nor (y) you, the Bermuda Borrower, the Sponsors (or any of your or their subsidiaries or affiliates) or the Company (or any of its subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (in the case of clause (y), other than in respect of any such damages required to be indemnified under this Section 7) in connection with this Commitment Letter, the Senior Bridge Facility, the Transactions (including the Senior Bridge Facility and the use of proceeds thereunder), or with respect to any activities related to the Senior Bridge Facility. No Indemnified Person seeking indemnification or reimbursement under this Commitment Letter will, without your prior written consent (not to be unreasonably withheld, delayed or conditioned), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested in accordance with this Commitment Letter that you reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Action, you shall be liable for any settlement of any Action effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Action and (ii) does not include any statement as to any admission of fault.

7

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated below). In particular, please note that MLPFS and/or its affiliates has been retained by the Sponsors as financial advisor (in such capacity, a “Financial Advisor”) to the Sponsors in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of such Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and you have consulted with your own legal and financial advisors to the extent you have deemed appropriate and (d) you have been advised that each Commitment Party and its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Bermuda Borrower and the Company and other companies in the industry of the Bermuda Borrower or the Company, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties hereunder. You acknowledge and agree that neither we nor our affiliates have provided you with legal, tax or accounting advice and that you have obtained such independent advice from your own advisors.

8

You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrowers, the Company and its subsidiaries and other companies with which you, the Borrowers, the Sponsors or the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter, the Fee Letter and the commitments hereunder shall not be assignable by any party hereto (except by you on or prior to the Closing Date to any of the ultimate Borrowers under the Senior Bridge Facility or another newly-formed shell entity organized in the United States so long as any such entity is directly or indirectly controlled by the Sponsors) without the prior written consent of each other party hereto and their respective permitted successors and assigns (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and their respective permitted successors and assigns (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto; provided that MLPFS may, without notice to you, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking commercial lending services or related businesses may be transferred following the date hereof. Subject to the limitations set forth in Section 3, any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches and the provisions of Section 7 shall apply with equal force and effect to any such entities so performing any such duties or activities. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Senior Bridge Facility may be transmitted through the Platform or otherwise through the internet or e-mail, and, notwithstanding anything herein to the contrary, that the Commitment Parties shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner unless resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Commitment Party or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents, representatives, successors or assigns of any of the foregoing. This Commitment Letter, together with the Fee Letter dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Senior Bridge Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that, notwithstanding anything herein to the contrary, determinations as to (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement), (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by the Company in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliates) have the right to terminate your (or such affiliates’) obligations under the Acquisition Agreement without liability to any of you, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction.

9

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Senior Bridge Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the commitments provided hereunder by the Commitment Parties and the funding of the Senior Bridge Facility on the Closing Date are subject only to the Funding Conditions.

10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in City of New York, Borough of Manhattan, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees to not commence any such suit, action or proceeding other than in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

10

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter, or, prior to the Original Commitment Letter Date, this Commitment Letter, or their terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsors and to your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and on a confidential basis, (b) if the Commitment Parties consent to such proposed disclosure, (c) you may disclose the Term Sheets and the existence of the Commitment Letter to any rating agency in connection with the Transactions or (d) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that (i) you may disclose this Commitment Letter and the contents thereof (but not the Fee Letter and the contents thereof, except on a redacted basis in a manner reasonably acceptable to the Lead Arrangers as to the amount or percentages of any fees, market flex provisions, securities demand and pricing caps) to the Company and their officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis, (ii) you may disclose the Fee Letter and the contents thereof as part of generic disclosure regarding fees and expenses in connection with any syndication of the Senior Bridge Facility or prospectus or offering memorandum related to the Senior Notes (or any debt securities issued in lieu of the Senior Notes), or to the Company and their officers, directors, employees, attorneys, accountants, agents and advisors to confirm the absence of additional conditions precedent to the funding of the Senior Bridge Facility and the absence of any “flex” or similar terms that would decrease the amount of the Senior Bridge Facility (but in each case within this clause (ii), without disclosing any specific fees set forth therein), or on a redacted basis in a manner reasonably acceptable to the Commitment Parties or for customary accounting purposes, including accounting for deferred financing costs, (iii) you may disclose this Commitment Letter and the Fee Letter (after this Commitment Letter and the Fee Letter have been accepted by you) on a confidential basis to any prospective Additional Agent or affiliate thereof and (iv) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) in any syndication of the Senior Bridge Facility or in any prospectus or other offering memorandum related to the Senior Notes (or any debt securities issued in lieu of the Senior Notes) or in any proxy statement or other public filing in connection with the Acquisition. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall terminate on the later of (x) the second anniversary of the date of the Original Commitment Letter Date or (y) one year following the termination of this Commitment Letter in accordance with its terms.

11

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent practicable, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of this Commitment Letter, (d) to the extent that such information was already in such Commitment Party’s possession on a non-confidential basis without a duty of confidentiality owing to you, the Company, either Borrower or either Sponsor being violated, (e) to the extent that such information is independently developed by such Commitment Party so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and their employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided, that such Commitment Party shall be responsible for its affiliates and Representatives’ compliance with this paragraph), (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to either Borrower or any of their respective subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or (i) to ratings agencies in connection with the Transactions; provided that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or assignees or prospective participants or assignees referred to above shall be made subject to the acknowledgement and acceptance by such Lender or prospective Lender or assignee or participant or prospective assignee or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any marketing materials for the Senior Bridge Facility) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information and (ii) no disclosure shall be made by such Commitment Party to any Disqualified Lender. Each Commitment Party’s obligations under this paragraph shall terminate on the earlier of (x) the second anniversary of the Original Commitment Letter Date or (y) one year following the termination of this Commitment Letter in accordance with its terms and shall otherwise automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to each of the Senior Bridge Facility upon the execution and delivery of the definitive documentation therefor.

13.	Surviving Provisions.

The indemnification, compensation (if applicable), confidentiality, syndication (if applicable), jurisdiction, venue, governing law, waiver of jury trial and fiduciary duty provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreement to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Senior Bridge Facility (if the Senior Bridge Facility has been funded) and your obligations under the second sentence of Section 4 (if the Senior Bridge Facility has been funded), shall automatically terminate and be superseded by the definitive documentation relating to the Senior Bridge Facility upon the initial funding under the Senior Bridge Facility, and you shall be released from all liability in connection therewith at such time.

14.	PATRIOT ACT Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrowers and Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrowers and Guarantors that will allow such Commitment Party or such Lender to identify the Borrowers and Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

12

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time on the date that is 10 days following the date hereof. Each Commitment Party’s respective commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that either (x) the initial borrowing in respect of the Senior Bridge Facility does not occur on or before 11:59 p.m., New York City time, on the date that is five business days after the Outside Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof) or (y) the Acquisition Agreement is validly terminated prior to consummation of the Acquisition, then this Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate. Additionally, the commitment of each Commitment Party with respect to the Senior Bridge Facility shall terminate at 11:59pm on the date that is one Business Day following the date on which the Acquisition is consummated in the event the Refinancing shall have not been consummated prior to such time.

The Original Commitment Letter shall be superseded hereby in its entirety upon the effectiveness of this Commitment Letter. It is understood and agreed that RBC and RBCCM shall be entitled to the benefits of the indemnification and expense reimbursement provisions of this Commitment Letter as if they were in effect on the Original Commitment Letter Date.

[Remainder of this page intentionally left blank]

13

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

[signature pages follow]

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director
Head of Global Leveraged Finance

[SIGNATURE PAGE TO PROJECT FLOYD AMENDED AND RESTATED COMMITMENT LETTER]

BANK OF AMERICA, N.A.

By:	/s/ Caroline Kim
	Name:	Caroline Kim
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Caroline Kim
	Name:	Caroline Kim
	Title:	Managing Director

[SIGNATURE PAGE TO PROJECT FLOYD AMENDED AND RESTATED COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

FGL US Holdings Inc.

By	/s/ Menes O. Chee
	Name:	Menes O. Chee
	Title:	President and Secretary

[SIGNATURE PAGE TO PROJECT FLOYD AMENDED AND RESTATED COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

Project Floyd

Senior Unsecured Increasing Rate Bridge Facility

Transaction Description 2

It is intended that:

(a) (i)    FGL US Holdings Inc. (“Parent”) will directly acquire (the “Acquisition”) the Company pursuant to an Agreement and Plan of Merger, dated as of May 24, 2017 (as amended, supplemented or modified and in effect from time to time, and including all schedules and exhibits thereto, the “Acquisition Agreement”), among CF Corporation, a Cayman Islands exempted corporation (“CF Corp”), Parent, FGL Merger Sub Inc., a newly formed subsidiary of Parent (“Merger Sub I”), and the Company. Pursuant to the Acquisition Agreement, Merger Sub I will merge (the “First Merger”) with and into the Company, with the Company as the survivor of the First Merger.

    (ii)    Following the First Merger, a new U.S. entity formed at the direction of Merger Sub I for the purposes of effecting the refinancing (“Merger Sub II”), will merge (the “Second Merger”) with and into Fidelity & Guaranty Life Holdings, Inc.  (“Floyd Holdings”), with Floyd Holdings as the survivor of the Second Merger.

(b) (i)    On the Closing Date (as defined below), the Sponsors, the other Equity Providers (as defined in the Acquisition Agreement) and the Forward Purchasers (as defined in the Acquisition Agreement) will contribute to CF Corp cash that, together with cash currently held in a trust account of CF Corp, will be sufficient to pay the aggregate Merger Consideration (as defined in the Acquisition Agreement) and related fees and expenses (such aggregate amount, the “Equity Amount”) in an amount not less than $1.900 billion, which shall include both preferred stock and common stock of CF Corp issued in connection with the Transactions (as defined below). Immediately following receipt of the portion of the Equity Amount which constitutes a contribution from the Equity Providers and the Forward Purchasers, CF Corp will contribute the Equity Amount to its wholly owned subsidiary, CF Bermuda Holdings Limited, a Bermuda exempted company (“Bermuda Co”), as an equity contribution (the “Equity Contribution”). Immediately following receipt of the Equity Amount from CF Corp, Bermuda Co will contribute the Equity Amount to Parent, in part as an equity contribution and in part as a short-term loan (the “Short Term Loan”) and Parent will use the Equity Amount to pay the aggregate Merger Consideration and related fees and expenses. The Short Term Loan shall be in an amount equal to the Dividend Amount (as defined below).

    (ii)    Immediately following the Closing (as defined in the Acquisition Agreement), Fidelity & Guaranty Life Insurance Company, an indirect wholly owned subsidiary of the Company, will pay a dividend in an amount approved by the Iowa Insurance Division prior to the Closing Date, which will not exceed $725 million (such approved amount, the “Dividend Amount”), to its sole shareholder, Fidelity & Guaranty Life Holdings, Inc.  Immediately following its receipt of the Dividend Amount, Fidelity & Guaranty Life Holdings, Inc. will pay a dividend equal to the Dividend Amount to its sole shareholder, the Company.  Immediately following its receipt of the Dividend Amount, the Company will pay a dividend equal to the Dividend Amount to its sole shareholder, Parent.  Immediately following its receipt of the Dividend Amount, Parent will pay the Dividend Amount to its sole shareholder, Bermuda Co, in satisfaction of the Short Term Loan.  Promptly following its receipt of the Dividend Amount, Bermuda Co will contribute the Dividend Amount to a Bermuda Class B reinsurance company (the “Reinsurer”) that will be formed after the Original Commitment Letter Date and that will be a wholly-owned subsidiary of Bermuda Co.

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

A-1

CONFIDENTIAL	EXHIBIT A

(c)        The Company shall, in consultation with the Sponsors and you, seek to amend its Credit Agreement, dated as of August 26, 2014 (as may be amended, supplemented, or otherwise modified from time to time prior to the Revolver Amendment, the “Company Existing Credit Agreement”) in a manner as is necessary or desirable to effect the consummation of the Transactions and as otherwise set forth under the heading “Proposed Revolver Amendments” in the Summary of Proposed Amendments to Existing Facilities attached hereto as Exhibit B to the commitment Letter to which this Exhibit A is attached (the “Amendments Term Sheet”) (the “Revolver Amendment”; the Company Existing Credit Agreement as may be amended by the Revolver Amendment, the “Revolving Facility”); the receipt of the requisite consents from the lenders under the Company Existing Credit Agreement shall be referred to herein as a “Successful Bank Solicitation” (for the avoidance of doubt, the Revolver Amendment shall not be a condition to the availability of the proceeds of any of the Senior Notes (as defined below) or the Senior Bridge Facility (as defined below)).

(d)        The Company shall, in consultation with the Sponsors and you, seek to amend or waive certain provisions in its Indenture, dated as of March 27, 2013 (as may be amended, supplemented, or otherwise modified from time to time prior to the Closing Date, the “Company Existing Indenture”) in a manner as is necessary or desirable to effect the consummation of the Transactions and as otherwise set forth under the heading “Proposed Indenture Amendments” in the Amendments Term Sheet (the “Indenture Amendment” and together with the Revolver Amendment, each a “Proposed Amendment” and, collectively, the “Proposed Amendments”; the Company Existing Indenture as may be amended by the Indenture Amendment, the “Amended Indenture”); the receipt of the requisite consents from the holders of the notes under the Company Existing Indenture shall be referred to herein as a “Successful Bond Solicitation” (for the avoidance of doubt, the Indenture Amendment shall not be a condition to the availability of the proceeds of any of the Notes or the Senior Bridge Facility).

(e) (i)    (A) At the option of the Sponsors (in their collective sole discretion), either (1) Bermuda Co or (2)  a newly formed wholly-owned Bermuda subsidiary of Bermuda Co to be formed by Bermuda Co (“Bermuda Holdco”) and the direct parent of the Reinsurer and (B) Floyd Holdings (as successor to Merger Sub II following the Acquisition), will be co-obligors under either (x)  the Senior Bridge Facility, with the allocation of their respective rights and obligations thereunder to be determined by the Sponsors (in their collective sole discretion) and/or (y) the Senior Notes, with the allocation of their respective rights and obligations thereunder to be determined by the Sponsors (in their collective sole discretion).

    (ii)    The Borrowers will, at their option, either (1) issue an aggregate principal amount of its senior unsecured notes (the “Senior Notes”) generating up to $425 million, subject to increase to fund any original issue discount in the issue price of such notes, in gross proceeds in a Rule 144A or other private placement or (2) to the extent the Borrowers do not receive such amount of gross proceeds of Senior Notes on the Closing Date, borrow up to $425 million (plus, at the Borrowers’ option, the amount of any Senior Bridge Loan OID Increase) (minus the amount of gross proceeds from any Senior Notes issuance) of senior unsecured increasing rate loans (the “Senior Bridge Loans”) under a new senior unsecured credit facility (the “Senior Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit C to the commitment Letter to which this Exhibit A is attached (the “Senior Bridge Term Sheet”) and which may, under their terms, be converted to term loans (“Senior Unsecured Term Loans”) or exchanged for debt securities (“Senior Exchange Notes”); provided, that the Senior Bridge Facility and the amount of the Initial Lenders’ commitments in respect thereof, shall be automatically and immediately reduced on a dollar-for-dollar basis (pro rata among the Initial Lenders) by (x) to the extent that both (A) the Revolver Amendment has become effective on or prior to the Closing Date and (B) pursuant to the terms of the Revolver Amendment, the Revolving Facility maturity date shall be no earlier than August 26, 2018, an amount equal to $110 million and (y) to the extent the Indenture Amendment has become effective on or prior to the Closing Date, the aggregate principal amount of senior unsecured notes issued by the Borrowers under the Amended Indenture that are outstanding as of the effectiveness date of the Indenture Amendment (such reduction pursuant to the foregoing, the “Bridge Facility Commitment Reduction” and the dollar amount of any such reduction, the “Bridge Facility Commitment Reduction Amount”).

A-2

CONFIDENTIAL	EXHIBIT A

(f)    The Borrowers, the Company or their respective affiliates will, from the proceeds of the Senior Notes and/or the Senior Bridge Loans, (i) to the extent that the Revolver Amendment has not become effective, repay, or cause to be repaid, in full the outstanding loans under (together with the payment of accrued interest and fees under), and terminate, the Company Existing Credit Agreement and (ii) to the extent that the Indenture Amendment has not become effective, repay, or cause to be repaid, in full the outstanding notes issued under the Company Existing Indenture (together with the payment of any applicable premium and accrued interest), in each case using proceeds from an offering of Senior Notes and/or from borrowings under the Senior Bridge Loans.

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions,” the transactions described in clause (b)(ii) above are collectively referred to herein as the “Dividend Transactions”, the transactions described in clause (f) above are collectively referred to herein as the “Refinancing”. This Exhibit A, the Amendments Term Sheet, the Senior Bridge Term Sheet, and the Additional Conditions Precedent attached hereto as Exhibit D (the “Additional Conditions”) are collectively referred to herein as the “Term Sheets”. For purposes of this Commitment Letter, “Closing Date” shall mean the latest to occur of (i) the date of the initial funding under the Senior Bridge Facility and (ii) the consummation of the Acquisition.

A-3

CONFIDENTIAL	EXHIBIT B

Project Floyd
Summary of Proposed Amendments to Existing Facilities3

Proposed Revolver Amendments:

At the direction of the Sponsors, the Company shall seek to amend the Company Existing Credit Agreement to (i) provide that (A) the Acquisition shall not constitute a “Change of Control” (as defined in the Company Existing Credit Agreement) (including by amending the definition of “Permitted Holder” therein to include each of the Sponsors, Parent and the U.S. Borrower), (B) the Dividend Transactions contemplated under the Acquisition Agreement shall be expressly permitted and (C) to the extent required, each of the Transactions and any related intercompany arrangements with the Reinsurer shall be expressly permitted and (ii) effect such other modifications as may be agreed by Parent and the Company (including, without limitation, any extension of the termination date thereof and any increase in the aggregate lender commitments thereunder to up to $200 million (from $150 million)).

Proposed Indenture Amendments:	At the direction of the Sponsors, the Company shall seek to amend the Company Existing Indenture to (i) provide that (A) the Acquisition shall not constitute a “Change of Control” (as defined in the Company Existing Indenture) (including by amending the definition of “Permitted Holders” therein to include each of the Sponsors, Parent and the U.S. Borrower, (B) the Dividend Transactions contemplated under the Acquisition Agreement shall be expressly permitted and (C) to the extent required, each of the Transactions and any related intercompany arrangements with the Reinsurer shall be expressly permitted and (ii) effect such other modifications as may be agreed by Parent and the Company.

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

B-1

CONFIDENTIAL	EXHIBIT C

Project Floyd
Senior Unsecured Increasing Rate Bridge Loans
Summary of Principal Terms and Conditions4

Borrowers:

(A) (i) Initially, Merger Sub II and (ii) following the Acquisition, Floyd Holdings as the survivor of the Second Merger (collectively, the “U.S Borrower”) and (B) at the option of the Sponsors (in their collective sole discretion and as further described in Exhibit A) either (x) Bermuda Co or (y) Bermuda Holdco (each entity in clauses (x) and (y), a “Bermuda Borrower”) (clauses (A) and (B), collectively, the “Borrowers”).

Administrative Agent:	RBCCM will act as sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders determined in consultation with the U.S. Borrower excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Bookrunners and Joint Lead Arrangers:	RBCCM and MLPFS will act as joint lead arrangers for the Senior Bridge Loans (in such capacity, together with any of its designated affiliates of similar creditworthiness, the “Lead Arrangers”) and as a joint bookrunner, and will perform the duties customarily associated with such roles.

Bridge Loans:	Senior unsecured increasing rate bridge loans (the “Senior Bridge Loans”).

Uses of Proceeds:	The proceeds of the Senior Bridge Loans may be used by the Borrowers on the Closing Date, together with the proceeds of the Senior Notes (if any), (i) to repay, or cause to be repaid, in full the outstanding loans under (together with any accrued interest and fees under), and terminate, the Revolving Facility, (ii) to repay, or cause to be repaid, in full the outstanding notes issued under (together with any applicable premium and accrued interest) the Company Existing Indenture (as may be amended) and, (iii) to pay costs and expenses related to the foregoing and (iv) for working capital, capital expenditures, general corporate purposes and any other purpose not prohibited by the Senior Bridge Loan Documents.

[4]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

C-1

Principal Amount:	(a) $425 million of Senior Bridge Loans (plus, at the U.S. Borrower’s option, an amount sufficient to fund any original issue discount in the issue price of the Senior Notes; such increased amount, the “Senior Bridge Loan OID Increase”), (which amounts shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter) minus (b) the amount of gross proceeds from Senior Notes on or prior to the Closing Date and available on the Closing Date to fund the Refinancing; provided, that the Senior Bridge Facility and the amount of the Initial Lenders’ commitments in respect thereof, shall be automatically and immediately reduced, on a dollar-for-dollar basis (pro rata among the Initial Lenders) by an amount equal to the Bridge Facility Commitment Reduction Amount as set forth in Exhibit A.

Ranking:	The Senior Bridge Loans will constitute senior unsecured indebtedness of the Borrowers.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Revolving Facility will jointly and severally guarantee the Senior Bridge Loans on a senior unsecured basis, with the guarantee of each such guarantor under the Senior Bridge Facility being pari passu in right of payment with all obligations under the Revolving Facility; provided, that any guarantee will be automatically released upon the release of the corresponding guarantee under the Revolving Facility (other than upon payment in full thereof).

Security:	None.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be payable in respect of Senior Bridge Loans at (a) LIBOR (as defined below) plus (b) 525 basis points. Thereafter, interest on the Senior Bridge Loans shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period, increasing to a maximum equal to the Total Cap (as defined in the Fee Letter).

“LIBOR” on any date, means the greater of (i) the London interbank offered rate for dollars, adjusted for customary Eurodollar reserve requirements if any, for a three month period (as determined two business days prior to the start of the applicable interest period) and (ii) 1.00%.

C-2

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Senior Bridge Loans exceed the Total Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.00% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Senior Bridge Loans, Senior Unsecured Term Loans or Senior Exchange Notes affect the payment of any default rate of interest in respect of any Senior Bridge Loans, Senior Unsecured Term Loans or Senior Exchange Notes.

Maturity:	The Senior Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, any Senior Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (a “Senior Unsecured Term Loan”) that is due on the date that is 8 years after the Closing Date. The date on which Senior Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Senior Conversion Date”. On the Senior Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Lender, Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal principal amount; provided, that no Senior Exchange Notes shall be issued until the Borrowers shall have received requests to issue at least $75 million in aggregate principal amount of Senior Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Senior Bridge Loan Documents and will have the same terms as the Senior Bridge Loans except as expressly set forth on Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto. The Senior Bridge Loans, the Senior Unsecured Term Loans and the Senior Exchange Notes shall be pari passu for all purposes.

C-3

Mandatory Prepayment:

The Senior Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to exceptions and baskets consistent with the Documentation Principles, (i) the net proceeds from the issuance of the Senior Notes or any other debt securities, or subject to certain exceptions to be mutually agreed, other indebtedness for borrowed money of Bermuda Co or any of its restricted subsidiaries (such exceptions to include borrowings under any Incremental Facility or any other indebtedness the proceeds of which are required to be applied to a mandatory prepayment in respect of the Revolving Facility or other debt), (ii) the net proceeds from any non-ordinary course asset sales by the Bermuda Co or any of its restricted subsidiaries in excess of amounts either reinvested in a manner consistent with the Documentation Principles or applied to prior repayment of certain debt and (iii) the net proceeds of public equity issuances of Bermuda Co (subject to certain exceptions, including equity issued to the Sponsors or pursuant to employee benefit plans or the proceeds of public equity issuances which are required to be applied to a mandatory prepayment in respect of the Revolving Facility or other debt). The Borrowers will also be required to prepay the Senior Bridge Loans following the occurrence of a change of control at 100% of the outstanding principal amount thereof. In the event any Lender or affiliate of a Lender purchases debt securities from the Borrowers pursuant to a permitted securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrowers thereof), the net cash proceeds received by the Borrowers in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Senior Bridge Loans of such Lender or affiliate prior to being applied to prepay the Senior Bridge Loans held by other Lenders. These mandatory prepayment provisions will not apply to the Senior Unsecured Term Loans.

Optional Prepayment:	The Senior Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Borrowers at any time.

Right to Resell Senior Bridge Loans:

Each Lender shall have the absolute and unconditional right to resell or assign the Senior Bridge Loans held by it in compliance with applicable law to any third party at any time, in consultation with (but without the consent of) the Borrowers and with the consent of the Bridge Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that, for the twelve month period commencing on the Closing Date, the consent of the Borrowers shall be required with respect to any assignment that would result in the Initial Lenders holding less than 50.1% of the aggregate outstanding principal amount of the Senior Bridge Loans; provided that no such consent of the Borrowers shall be required after the occurrence and during the continuance of a payment or bankruptcy default or after the occurrence of a Demand Failure Event (as defined in the Fee Letter).

C-4

The Lenders will be permitted to sell participations in the Senior Bridge Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees of the commitments participated to such participants, (b) extensions of final maturity of the Senior Bridge Loans, (c) releases of all or substantially all of the value of the guarantees provided by the guarantors and (d) changes in voting thresholds.

Conditions Precedent to Senior Bridge Loans:	The borrowing of the Senior Bridge Loans will be subject solely to (a) the applicable conditions set forth in the Funding Conditions provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions provision, the Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Acquisition Agreement Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Senior Bridge Loan Documents:

The definitive documentation relating to the Senior Bridge Loans (the “Facilities Documentation” or the “Senior Bridge Loan Documents”) shall be negotiated in good faith to finalize the Senior Bridge Loan Documents, giving effect to the Limited Conditionality Provision, shall be consistent with the Company Existing Indenture (or if the Indenture Amendment is achieved, the Amended Indenture), giving due regard to the unsecured indenture of Midas Intermediate Holdco II, LLC and Midas Intermediate Holdco II Finance, LLC, dated September 24, 2014 (collectively, the “Precedent Indenture”), and will take into account and be modified fully as appropriate to reflect the terms and conditions set forth in this Term Sheet and, to the extent any terms are not set forth in this Exhibit C, shall otherwise be usual and customary for transactions of this kind (in the industry in which the Company operates) with leveraged affiliates of the Sponsors, and will reflect the operational and strategic requirements of Bermuda Co and its subsidiaries in light of their size, industries, practices and the Sponsors’ proposed business plan and shall contain administrative agency, operational and other miscellaneous related administration provisions customary for the Bridge Administrative Agent (collectively, the “Documentation Principles”). Such Senior Bridge Loan Documents shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit C, in each case, applicable to Bermuda Co and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles as applied to transactions of this kind.

C-5

Representations and Warranties:	The Senior Bridge Loan Documents will contain representations and warranties as are substantially similar to those for the Revolving Facility, with modifications customary for bridge loan financings of this type to the extent necessary to reflect differences in documentation.

Covenants:	The Senior Bridge Loan Documents will contain such affirmative covenants, which shall apply to Bermuda Co and its restricted subsidiaries, consistent with the Documentation Principles and substantially similar to (but less restrictive than) those for the Revolving Facility to the extent applicable, and the Senior Bridge Loan Documents will contain such incurrence-based negative covenants consistent with the Documentation Principles and as are customary for high yield senior unsecured debt securities (but in any event less restrictive than those in the Revolving Facility) (it being understood that (x) prior to the Maturity Date the restricted payments and debt incurrence covenants shall be more restrictive than is customary for high yield senior unsecured debt securities in a manner to be mutually agreed and following the Maturity Date, the covenants of the Senior Bridge Loans will be automatically modified to be consistent with the covenants in the Senior Exchange Notes, (y) the debt covenant shall include a “credit agreement” basket in the amount of the commitments in respect of the Revolving Commitments on the Closing Date and permitting Incremental Facilities and Incremental Equivalent Debt (each, as defined in the Revolving Facility) permitted to be incurred under the Revolving Facility (as in effect on the Closing Date in an amount to be agreed). Notwithstanding the foregoing or anything herein to the contrary, the negative covenants and other restrictions in the Senior Bridge Loan Documents shall include carveouts to permit the Transactions (including, for the avoidance of doubt a carveout to the limitation on restricted payments to permit the Dividend Transactions).

C-6

Events of Default:	The Senior Bridge Loan Documents will contain such events of default (including notice and grace periods) consistent with the Documentation Principles (but in any event less restrictive than those in the Revolving Facility), consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-acceleration to material indebtedness; bankruptcy or insolvency proceedings; material monetary judgments subject to a threshold amount; and actual or asserted invalidity of material guarantees.

Voting:	Amendments and waivers of the Senior Bridge Loan Documents will require the approval of Lenders holding more than 50% of the aggregate principal amount of the Senior Bridge Loans, except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of final maturity of the Senior Bridge Loans of such Lender or the due date of any interest or fee payment, (c) releases of all or substantially all of the value of the guarantees provided by the guarantors and (d) changes in voting thresholds.

In addition, if the Bridge Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature in the Senior Bridge Loan Documents, then the Bridge Administrative Agent and the Borrowers shall be permitted to amend such provision without any further action or consent of any other party with notice given to the Lenders of any such amendment.

Cost and Yield Protection:

Customary for financings of this kind, it being agreed that the documentation will provide customary provisions regarding withholding tax liabilities and a customary exception to be agreed to the gross-up obligations for U.S. federal withholding taxes imposed pursuant to current Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any Treasury regulations or other published administrative guidance promulgated thereunder.

C-7

Expenses and Indemnification:	The Borrowers shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent and the Lead Arrangers incurred on or after the Closing Date (within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request associated with the syndication of the Senior Bridge Loans and the preparation, execution, delivery and administration of the Senior Bridge Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Bridge Administrative Agent and the Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction and, solely in a conflict of interest, one additional counsel in each relevant material jurisdiction) and (b) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Bridge Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction and, solely in a conflict of interest, one additional counsel in each relevant material jurisdiction) in connection with the enforcement of the Senior Bridge Loan Documents or protection of rights thereunder.

The Bridge Administrative Agent, the Lead Arrangers and the Lenders (and their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, solely in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons similarly situated, taken as a whole, in each relevant material jurisdiction (and, if reasonably necessary, one local counsel in any relevant material jurisdiction), incurred in respect of the Senior Bridge Loans or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Senior Bridge Loan Documents by, the relevant indemnified person or any of its affiliates or their respective officers, directors, employees, partners, agents, advisors or other representatives as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (other than claims against the Bridge Administrative Agent or a Lead Arranger in its capacity or in fulfilling its role as the Bridge Administrative Agent or arranger or any similar role under the Senior Bridge Facility and other than any claims arising out of any act or omission of the Borrowers or any of their affiliates), provided further that the Borrowers shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages required to be indemnified pursuant to the indemnification provisions).

Governing Law:	New York.

Counsel to the Commitment Parties and Lead Arrangers:	Latham & Watkins LLP.

C-8

CONFIDENTIAL	ANNEX I to
EXHIBIT C

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is 8 years after the Closing Date.

Guarantees:	Same as the Senior Bridge Loans.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at a rate equal to the Total Cap (as defined in the Fee Letter).

Covenants, Defaults and Mandatory Offers to Purchase:	Upon and after the Senior Conversion Date, the covenants, mandatory offers to purchase and defaults which would be applicable to the Senior Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Senior Bridge Loans (except that any offer to repurchase upon the occurrence of a change of control will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase).

Optional Prepayment:	The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrowers at any time.

I-C-1

CONFIDENTIAL	ANNEX II to
EXHIBIT C

Senior Exchange Notes

Issue:	The Senior Exchange Notes will be issued under an indenture which will not be qualified under the Trust Indenture Act of 1939, as amended. Such indenture shall be negotiated in good faith and shall be based on forms of definitive documentation agreed to by you and the Commitment Parties, and such indenture (including all covenants, defaults and mandatory offers to purchase) shall be consistent with the terms in this Term Sheet and the Documentation Principles as applied to transactions of this kind.

Guarantees:	Same as the Senior Unsecured Term Loans.

Maturity:	The Senior Exchange Notes will mature on the date that is 8 years after the Closing Date.

Interest Rate:	The Senior Exchange Notes will bear interest at a rate equal to the Total Cap (as defined in the Fee Letter).

Repurchase with Asset Sale Proceeds:	The Borrowers will be required to make an offer to repurchase the Senior Exchange Notes at 100% of the outstanding principal amount thereof with, subject to exceptions consistent with the Documentation Principles as applied to transactions of this kind, the net proceeds from any non-ordinary course asset sales by the Borrowers or any of its restricted subsidiaries in excess of amounts either reinvested in a manner consistent with the Documentation Principles as applied to transactions of this kind or applied to repay the Revolving Facility or certain other secured debt.

Repurchase upon Change of Control:	The Borrowers will be required to make an offer to repurchase the Senior Exchange Notes following the occurrence of a change of control at a price in cash equal to 101% (or, 100% in the case of Senior Exchange Notes held by a Commitment Party or its affiliates other than Asset Management Affiliates (as defined in the Fee Letter) and Senior Exchange Notes acquired pursuant to bona fide open-market purchases from third parties or market making activities (“Repurchased Notes”)) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	The Senior Exchange Notes will be non-callable (subject to the make-whole and equity clawback exceptions in the two succeeding paragraphs below) until the third anniversary of the Closing Date. Thereafter, each Senior Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Senior Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is three years prior to the maturity of the Senior Exchange Notes.

C-II-1

Prior to the third anniversary of the Closing Date, the Borrowers may redeem Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Borrowers may redeem up to 40% of the Senior Exchange Notes with proceeds from an equity offering at a redemption price equal to par plus the coupon on such Senior Exchange Notes.

The optional redemption provisions will be otherwise consistent with the Documentation Principles as applied to transactions of this kind. Senior Exchange Notes held by (and for so long as they are held by) a Commitment Party or its affiliates (other than Asset Management Affiliates and Repurchased Notes) shall be redeemable at any time and from time to time at the option of the Borrowers at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance Provisions:	Consistent with the Documentation Principles as applied to transactions of this kind.

Modification:	Consistent with the Documentation Principles as applied to transactions of this kind.

Covenants:	Consistent with the Documentation Principles as applied to transactions of this kind (but in any event less restrictive than those in the Revolving Facility and with a reporting covenant appropriate for transactions of this kind).

Registration Rights:	None.

Events of Default:	Consistent with the Documentation Principles as applied to transactions of this kind (but in any event less restrictive than those in the Revolving Facility).

Governing Law:	New York. No documentation shall be qualified under the Trust Indenture Act (the “TIA”) and the documentation shall not be subject to the TIA nor will it contain any provision corresponding to or similar to certain provisions of the TIA (including § 316(b) of the TIA) that would otherwise be applicable if the documentation were so qualified.

C-II-2

CONFIDENTIAL	EXHIBIT D

Project Floyd

Senior Secured Credit Facilities
Senior Unsecured Increasing Rate Bridge Facility
Additional Conditions Precedent5

Except as otherwise set forth below, the initial borrowing under the Senior Bridge Facility shall be subject to the following additional conditions precedent, which shall be subject to the Limited Conditionality Provision and the Documentation Principles in all respects:

1.            The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Senior Bridge Facility, in all material respects in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived in any material respect by the U.S. Borrower or any of its affiliates, nor shall the U.S. Borrower or any of its affiliates have given a material consent thereunder, in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any change to the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders); provided that (a) any amendment, waiver or consent which results in a 10% or less reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders and (b) any increase in purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders to the extent funded with common equity of Parent.  Since September 30, 2016, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement), except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the U.S. Securities and Exchange Commission by the Company and publicly available prior to the date of the Acquisition Agreement (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature).

2.            The Equity Contribution shall have been consummated, or on the Closing Date substantially concurrently with the initial borrowings under the Senior Bridge Facility, shall be consummated, in at least the amount and consistent with the description thereof set forth in Exhibit A (as such amount may be modified pursuant to condition paragraph 1 above)

3.            The Commitment Parties shall have received (a) audited consolidated balance sheets as of September 30, 2014, September 30, 2015 and September 30, 2016 and the audited consolidated statements of comprehensive income (loss), changes in shareholders’ equity and cash flows of the Company for each of the fiscal years ended September 30, 2014, September 30, 2015 and September 30, 2016, (b) if the Closing Date occurs more than 75 days after September 30, 2017, the audited consolidated balance sheet of the Company as of September 30, 2017 together with the related statements of comprehensive income (loss), cash flows and changes in shareholders’ equity for the four quarter period ended September 30, 2017 and (c) unaudited consolidated balance sheets and related statements of comprehensive income (loss), cash flow and changes in shareholders’ equity of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended after September 30, 2016 and at least 40 days prior to the Closing Date, together with each such corresponding prior year fiscal quarter end, reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100 or the successor thereto (subject to exceptions customary for a “Rule 144A-for-life” offering involving high yield debt securities); provided that the Commitment Parties acknowledge that they have received the financial statements required by clause (a) above and the unaudited consolidated balance sheets and related statements of comprehensive income (loss), cash flow and changes in shareholders’ equity of the Company as of September 30, 2016 and March 31, 2017.

[5]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

D-1

4.            The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), which need not be prepared in compliance with Regulation S-X under the Securities Act or include adjustments for purchase accounting, in each case to the extent customary for senior secured bank financing transactions of this type.

5.            The Administrative Agent shall have received the following (the “Closing Deliverables”): (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrowers and Guarantors and (e) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit D from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrowers.

6.            Investment banks shall have been engaged to privately place the Senior Notes pursuant to an amended and restated engagement letter dated the date hereof among such investment banks and you. Commitment Parties hereby acknowledge that this condition has been satisfied as of the date hereof.

7.            The Administrative Agents shall have received at least 3 business days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors mutually agreed to be required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested by the Administrative Agents in writing at least 10 business days prior to the Closing Date.

8.            Payment of all fees and expenses due to the Commitment Parties (in the case of expenses), to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrowers), required to be paid on the Closing Date from the proceeds of the initial funding under the Senior Bridge Facility.

D-2

ANNEX I TO EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE
OF
[BERMUDA CO]
AND THEIR SUBSIDIARIES

Pursuant to the Credit Agreement6, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Bermuda Co, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Bermuda Co and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Bermuda Co and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Bermuda Co and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Bermuda Co and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Bermuda Co and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Bermuda Co and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

[Signature Page Follows]

[6]	Credit Agreement to be defined.

CONFIDENTIAL	ANNEX I TO EXHIBIT D

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of Bermuda Co, on behalf of the Bermuda Co, and not individually, as of the date first stated above.

[BERMUDA CO]

By
Name:
Title:

D-1